UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2008

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408)519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On September 16, 2008, it was announced that following the promotion and appointment of Ms. Anna Brunelle as TiVo Inc.’s Chief Financial Officer and principal financial and accounting officer, Cal Hoagland, the interim Chief Financial Officer of TiVo Inc. and principal financial officer, will be continuing as a partner at FLG Partners, LLC, a leading Silicon Valley CFO services and Board advisory firm, and he will be leaving the Company after a brief transition period.

(c)	On September 16, 2008, Ms. Anna Brunelle, Vice President of Finance, Controller & Treasurer of TiVo Inc. was promoted and appointed to Vice President, Chief Financial Officer and principal financial and accounting officer of TiVo Inc.

Ms. Brunelle, age 40, has held several positions at TiVo Inc. since joining TiVo in May 2005, including Vice President, Controller & Treasurer prior to July 2008 and then Vice President of Finance, Controller & Treasurer of TiVo Inc. since July 2008. Prior to joining TiVo, Ms. Brunelle was Vice President of Finance & Controller from July 2004 to February 2005 of Broadvision Inc. Ms. Brunelle was also Vice President, Corporate Controller of Roxio Inc. from March 2001 to June 2004. Ms. Brunelle is a CPA and holds a B.A. in Business Administration/ Accounting from California Polytechnic State University, San Luis Obispo.

In connection with Ms. Brunelle’s appointment, Ms. Brunelle will be paid cash compensation of $267,000 per year and a target annual bonus equal to thirty percent (30%) of her salary. In connection with Ms. Brunelle’s continued employment, Ms. Brunelle is also eligible to receive a special bonus payable $15,000 in October 2008 and $30,000 payable in May 2009. Ms. Brunelle was also granted 100,000 options to purchase TiVo common stock (vesting 1/48th per month over the next four years) on September 16, 2008.

Ms. Brunelle also participates in TiVo’s standard Executive Change of Control Agreement for Vice Presidents. Under such Executive Change of Control Agreement, Ms. Brunelle is eligible to receive six months of her base salary and targeted annual bonus, six months of group medical, life, and disability benefits, and fifty percent vesting of her unvested stock options and restricted stock upon her termination without cause or for “good reason” within 13 months following a “change in control” of TiVo.

In addition, on September 11, 2008, TiVo Inc.’s Board of Directors approved amendments to President and Chief Executive Officer Thomas Rogers’s employment and change in control agreements. These amendments to Mr. Rogers’s employment and change in control agreements provide for the acceleration of one hundred percent of his equity on termination without cause or for “good reason” (as defined in his employment agreement) whether or not such termination is in connection with a specified change in control transaction. Additionally, the amendment to Mr. Rogers’ change in control agreement eliminates the differing treatment for acceleration of performance vesting awards relative to awards which do not have performance vesting provision in his change in control agreement such that all awards are subject to one hundred percent acceleration upon Mr. Roger’s termination without cause or for “good reason.”

The foregoing descriptions of the amended employment and change in control agreements with TiVo Inc. President and Chief Executive Officer, Thomas Rogers, are qualified in their entirety by reference to the applicable provisions of those agreements, which will be filed as exhibits with the quarterly report on Form 10-Q for the period ending October 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: September 16, 2008	By:	/s/ Matt Zinn
Matt Zinn
SVP, General Counsel, Corporate Secretary & Chief Privacy Officer